Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 5, 2006
AMONG
SSPF/CET OPERATING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY SUBSIDIARY L.P.,
COLUMBIA EQUITY, L.P.
AND
COLUMBIA EQUITY TRUST, INC.

i

EXHIBITS

ii

          AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006 (this “Agreement”), among SSPF/CET Operating Company LLC, a Delaware limited liability company (“Acquiror”), SSPF/CET OP Holding Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Subsidiary”), SSPF/CET OP Holding Company Subsidiary L.P., a Virginia limited partnership (“Partnership Merger Subsidiary”), Columbia Equity, L.P., a Virginia limited partnership (the “Partnership”), and Columbia Equity Trust, Inc., a Maryland corporation (the “Company”).
RECITALS
          WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Subsidiary (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement with Merger Subsidiary continuing as the Surviving Company and a wholly owned subsidiary of Acquiror;
          WHEREAS, the parties also wish to effect a merger of Partnership Merger Subsidiary with and into the Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement with the Partnership continuing as the Surviving Partnership and an indirect subsidiary of Acquiror;
          WHEREAS, each of the Board of Directors of the Company and the Company Special Committee (as defined below) unanimously has approved this Agreement and the Company Merger and declared that the Company Merger is advisable and in the best interests of the Company and its stockholders, on the terms and subject to the conditions set forth herein;
          WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable for the Partnership to enter into this Agreement;
          WHEREAS, Acquiror, as the sole member of Merger Subsidiary, has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable on the terms and subject to the conditions set forth herein; and
          WHEREAS, Merger Subsidiary, as general partner of the Partnership Merger Subsidiary, has approved this Agreement and the Partnership Merger and deemed it advisable for the Partnership Merger Subsidiary to enter into this Agreement;
          WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror and certain limited partners of the Partnership (the “Principal Company Limited Partners”) have entered into voting agreements in the form of Exhibit A attached hereto (the “Voting Agreements”) pursuant to which Acquiror and the Principal Company Limited Partners have agreed to take specified actions in furtherance of the Partnership Merger;
          WHEREAS, to induce Acquiror, Company Merger Subsidiary and Partnership Merger Subsidiary to enter into this Agreement, concurrently herewith, certain officers of the Company are entering into Employment Agreements with Acquiror dated as of the date hereof and effective as of the Company Merger Effective Time (as defined below) (each, an “Employment Agreement”); and

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1.
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
          “Acquiror” has the meaning set forth in the preamble to this Agreement.
          “Acquiror Benefit Plans” has the meaning set forth in Section 6.08.
          “Acquisition Proposal” has the meaning set forth in Section 6.04(b).
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party, or as to which such party has actual knowledge.
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, JPMorgan Chase Bank N.A. and any of its subsidiaries or any entity controlled, managed and/or advised by JPMorgan Chase Bank, N.A. or any of its subsidiaries are not Affiliates of Acquiror for purposes of this Agreement.
          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.04.
          “Alternative Acquisition Agreement” has the meaning set forth in Section 6.04(c).
          “Applicable Permits” has the meaning set forth in Section 5.02(e).
          “Articles of Merger” has the meaning set forth in Section 2.02(b).
          “Benefit Plans” has the meaning set forth in Section 5.02(i).
          “Blue Sky Laws” has the meaning set forth in Section 5.02(d).

          “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.
          “Buy-Out Payment” has the meaning set forth in Section 9.03(b).
          “CERCLA” has the meaning set forth in Section 5.02(o).
          “Certificate” means any certificate which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock.
          “Change in Recommendation” has the meaning set forth in Section 6.04(c).
          “Claim” has the meaning set forth in Section 6.07(a).
          “Closing” and “Closing Date” have the meanings set forth in Section 2.02(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Board” means the Board of Directors of the Company.
          “Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.
          “Company Charter” means the Articles of Amendment and Restatement of the Company as in effect on the date hereof.
          “Company Common Stock” means the common stock, $0.001 par value per share, of the Company.
          “Company Indemnified Parties” has the meaning set forth in Section 6.07(a).
          “Company Lease” means any tenant lease at a Company Property.
          “Company Material Adverse Effect” means any event, circumstance, change or effect that individually or in the aggregate (i) is materially adverse to the business, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents the ability of the Company to consummate the Company Merger; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: (A) any event, circumstance, change or effect arising out of or attributable to (a) any decrease in the market price of Company Common Stock (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Company Material Adverse Effect), (b) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (c) the commencement or escalation of a war or armed hostilities, (d)

the occurrence of acts of terrorism or sabotage (except to the extent disproportionately adversely affecting the Company as compared to other similarly situated companies (by size or otherwise) which own commercial office properties in the greater Washington, D.C. metropolitan market), (e) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate, (f) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (g) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, (h) earthquakes, hurricanes or other natural disasters (except to the extent disproportionately adversely affecting the Company as compared to other similarly situated companies (by size or otherwise) which own commercial office properties in the greater Washington, D.C. metropolitan market), (i) changes in Law or GAAP, or (j) failure by the Company to complete the acquisition of any properties or assets currently under contract or letter of intent, (k) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto (but not any event, circumstance, change or effect underlying such failure to the extent that such event, circumstance, change and or effect would otherwise constitute a Company Material Adverse Effect), or (B) any event, circumstance, change or effect disclosed herein or in the Disclosure Letter.
          “Company Merger” has the meaning set forth in the recitals of this Agreement.
          “Company Merger Certificates” has the meaning set forth in Section 2.02(b).
          “Company Merger Consideration” has the meaning set forth in Section 3.01(b).
          “Company Merger Effective Date” means the day of the Company Merger Effective Time.
          “Company Merger Effective Time” has the meaning set forth in Section 2.02(b).
          “Company Property” or “Company Properties” has the meaning set forth in Section 5.02(l).
          “Company Special Committee” means the committee of the Company Board comprised of the five non-employee members of the Company Board.
          “Company Stock Plan” means the Company’s 2005 Equity Compensation Plan.
          “Company Stockholders Meeting” means a special meeting of the Company’s stockholders to consider and vote upon the approval of the Company Merger, this Agreement and any other matter required to be approved by the Company’s stockholders for consummation of the Transaction (including any adjournment or postponement).
          “Company Title Insurance Policy” has the meaning set forth in Section 5.02(l).
          “Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

          “Continuing Employee” has the meaning set forth in Section 6.08(a).
          “Disclosure Letter” has the meaning set forth in Section 5.01.
          “DLLCA” has the meaning set forth in Section 2.01(a).
          “Election Date” has the meaning set forth in Section 3.02(b).
          “Employee” has the meaning set forth in Section 6.08(a).
          “Employment Agreement” has the meaning set forth in the recitals.
          “Environmental Laws” means any United States federal, state or local Laws in existence on the date hereof relating to pollution or protection of the environment.
          “Environmental Permits” has the meaning set forth in Section 5.02(o).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Exchange Agent” has the meaning set forth in Section 3.03(a).
          “Exchange Fund” has the meaning set forth in Section 3.03(a).
          “Expenses” has the meaning set forth in Section 6.07(a).
          “Former Equityholder” has the meaning set forth in Section 3.03(b).
          “GAAP” means accounting principles generally accepted in the United States of America.
          “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or agency.
          “Ground Lease” has the meaning set forth in Section 5.02(l).
          “Hazardous Substance” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

          “Intellectual Property” means all intellectual property owned or used by the Company and its Subsidiaries, including patents (including any continuations, divisionals, continuations-in- part, renewals and reissues), trademarks, trade names, service marks, domain names and other indicators of source or origin, database rights, copyrights, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and all other intellectual property or proprietary rights, together with all goodwill symbolized by any of the foregoing, registrations and applications for the foregoing, and rights to sue for past infringement thereof.
          “IRS” has the meaning set forth in Section 5.02(i).
          “JPM JVs” means the joint venture entities listed on Exhibit C hereto.
          “JPM JV Properties” means the properties owned by JPM JVs as listed on Exhibit C hereto.
          “JV Entities” has the meaning set forth in Section 5.02(a).
          “knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge after due inquiry of the Chairman of the Company Board and Chief Executive Officer of the Company and the Executive Vice President and Chief Financial Officer of the Company.
          “Law” has the meaning set forth in Section 5.02(d).
          “Liens” means any charge, mortgage, pledge, security interest, restriction, Claim, lien or encumbrance.
          “LTIP Unit” has the meaning set forth in Section 3.02(a).
          “Material Contracts” has the meaning set forth in Section 5.02(p).
          “Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Merger Expenses” has the meaning set forth in Section 9.03(a).
          “Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.
          “Mergers” has the meaning set forth in the recitals of this Agreement.
          “MGCL” means the Maryland General Corporation Law.
          “Non-JPM JVs” means the entities listed on Exhibit D hereto.
          “Non-JPM JV Properties” means the properties owned by non-JPM JVs as listed on Exhibit D hereto.
          “NYSE” has the meaning set forth in Section 5.02(d).
          “Organizational Documents” has the meaning set forth in Section 5.02(a).

          “Other Filing” has the meaning set forth in Section 5.02(k).
          “Outside Date” has the meaning set forth in Section 9.01(b).
          “Partnership Agreement” has the meaning set forth in Section 5.02(b).
          “Partnership Approval” has the meaning set forth in Section 5.02(c).
          “Partnership Cash Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Partnership Form of Election” means the form of election that the holders of Partnership LP Units will complete, execute and deliver to Acquiror to elect the form of Partnership Merger Consideration to be received in the Partnership Merger, in a form mutually satisfactory to each of the Company and Partnership Merger Subsidiary.
          “Partnership LP Unit” has the meaning set forth in Section 3.02(a).
          “Partnership Merger Certificate” has the meaning set forth in Section 2.02(c).
          “Partnership Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Partnership Merger Effective Time” has the meaning set forth in Section 2.02(c).
          “Partnership Merger” has the meaning set forth in the preamble of this Agreement.
          “Partnership Unit Election” has the meaning set forth in Section 3.03(e).
          “Partnership Unit Common Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Partnership Unit Preferred Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Partner Solicitation Materials” has the meaning set forth in Section 6.02(b).
          “Permitted Encumbrances” has the meaning set forth in Section 5.02(l).
          “Permitted Liens” has the meaning set forth in Section 5.02(l).
          “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, Governmental Authority or unincorporated organization.
          “Principal Company Limited Partners” has the meaning set forth in the recitals.
          “Property Restrictions” has the meaning set forth in Section 5.02(l).
          “Proxy Statement” has the meaning set forth in Section 5.02(d).

          “REIT” means a real estate investment trust within the meaning of Sections 856-860 of the Code.
          “Representative” has the meaning set forth in Section 6.04(a).
          “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
          “Sarbanes-Oxley Act” has the meaning set forth in Section 5.02(f).
          “SDAT” means the State Department of Assessments and Taxation of Maryland.
          “SEC” means the Securities and Exchange Commission.
          “SEC Reports” has the meaning set forth in Section 5.02(f).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Shares” means shares of Company Common Stock.
          “Stockholder Approval” has the meaning set forth in Section 5.02(c).
          “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X promulgated by the SEC, but shall not include the JV Entities.
          “Superior Proposal” has the meaning set forth in Section 6.04(b).
          “Surviving Company” has the meaning set forth in Section 2.01(a).
          “Surviving Partnership” has the meaning set forth in Section 2.01(b).
          “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Taxable REIT Subsidiary” has the meaning set forth in Section 4.01(m).
          “Tax Returns” shall mean any return, filing, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Termination Date” has the meaning set forth in Section 9.01.

          “Transaction” means the Mergers and the other transactions contemplated by this Agreement.
          “Transfer Taxes” has the meaning set forth in Section 6.09.
          “Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.
          “Voting Agreements” has the meaning set forth in the recitals.
          “VRULPA” means the Virginia Revised Uniform Limited Partnership Act.
          “VSCC” means the State Corporation Commission of the Commonwealth of Virginia.
ARTICLE 2.
THE MERGERS
     2.01 The Mergers.
          (a) The Company Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the MGCL, at the Company Merger Effective Time, Merger Subsidiary and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease and (ii) Merger Subsidiary shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue to exist as a limited liability company and as a wholly owned subsidiary of Acquiror.
          (b) The Partnership Merger. Subject to the terms and conditions of this Agreement, and in accordance with Article 7.1 of the VRULPA, at the Partnership Merger Effective Time, Partnership Merger Subsidiary and the Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Subsidiary shall be merged with and into the Partnership and the separate existence of the Partnership Merger Subsidiary shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”).
          (c) Governing Documents.
               (i) The limited liability company agreement of Merger Subsidiary, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by Law, subject to compliance with Section 6.07(c) hereof.
               (ii) The limited partnership agreement of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law.

               (iii) At the Company Merger Effective Time, the Operating Agreement of Acquiror shall be in the form of Exhibit B hereto.
          (d) Authorized Stock. The authorized membership interests of the Surviving Company upon consummation of the Company Merger shall be as set forth in the limited liability company agreement of Merger Subsidiary as in effect immediately prior to the Company Merger.
          (e) Partnership Matters. The Surviving Company shall be the general partner of the Surviving Partnership following the Partnership Merger Effective Time.
          (f) Effect of the Mergers.
               (i) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
               (ii) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided in the VRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of the Partnership Merger Subsidiary shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Partnership Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.
          (g) Additional Actions. If, at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Company Merger, (ii) vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Partnership Merger Subsidiary acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger, or (iii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, for itself and on behalf of the Partnership as its general partner, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company or Surviving Partnership, as applicable, and otherwise to carry out the purposes of this Agreement, and the proper officers, members and managers of the Surviving Company are fully authorized in the name of the Surviving Company for itself and on behalf of the Surviving Partnership as its general partner or otherwise to take any and all such action.

          (h) It is the intention of the parties hereto that, for federal income tax purposes, (i) the Company Merger shall be treated as a sale by the Company of its assets (including but not limited to its interest in the Partnership) to Acquiror for the sum of (x) the Company Merger Consideration and (y) the Company’s liabilities, including its allocable share of any liabilities of the Partnership or any of the Partnership’s Subsidiaries (excluding the Barlow Corporation and any taxable REIT subsidiaries of the Company), followed by a liquidation of the Company, (ii) the holders of Shares shall be treated as having received the Company Merger Consideration in a liquidating distribution, and (iii) each holder of Partnership LP Units receiving Partnership Cash Merger Consideration shall, with respect to any Partnership LP Unit for which it receives such consideration, be treated as if such holder sold its Partnership LP Units to Acquiror for an amount equal to the sum of (x) the Partnership Cash Merger Consideration and (y) the holder’s allocable share of any liabilities of the Partnership or any of its Subsidiaries. A party hereto shall not take any action that is inconsistent with this intent and shall take any action reasonably requested by another party hereto to the extent necessary to effect this intent.
     2.02 Effective Times; Closing.
          (a) The closing of the Mergers (the “Closing”) shall take place as promptly as practicable (but in no event later than the second Business Day) after the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions which by their terms are required to be satisfied or waived at Closing) at 9:00 a.m., Eastern Time, at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror and the Company the certificates and other documents required to be delivered under Article 8 hereof.
          (b) Subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the consummation of the Company Merger, but subject to the fulfillment or waiver of those conditions), at the Closing, Merger Subsidiary and the Company shall duly execute and file articles of merger with the SDAT in accordance with the MGCL and the DLLCA (the “Articles of Merger”) and shall duly execute and file certificates of merger in accordance with the MGCL and the DLLCA (the “Company Merger Certificates”) and shall make all other filings or recordings required under the MGCL or the DLLCA to effect the Company Merger. The Company Merger shall become effective upon the later of (A) such time as the Maryland Articles of Merger have been accepted for record by the SDAT and (B) such time as the Company Merger Certificate shall have been filed with the Delaware Secretary of State, or such later time which the parties hereto shall have agreed upon and designated in the Company Merger Certificates in accordance with the DLLCA and the MGCL as the effective time of the Company Merger (the “Company Merger Effective Time”).
          (c) Subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the consummation of the Partnership Merger, but subject to the fulfillment or waiver of those conditions), at the Closing, the Partnership and Partnership Merger Subsidiary shall duly execute and file a certificate of merger in accordance with the VRULPA (the “Partnership Merger Certificate”) to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed in accordance with the VRULPA, or such later time which the parties hereto shall have agreed upon and designated in the Partnership Merger Certificate as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).
ARTICLE 3.
CONSIDERATION; EXCHANGE PROCEDURES
     3.01 Conversion of Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of a holder of Shares or holders of membership interests of Merger Subsidiary:
          (a) Each membership interest of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest of the Surviving Company.
          (b) Except as set forth in Section 3.01(c) herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $19.00, without interest (the “Company Merger Consideration”).
          (c) Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Acquiror or Merger Subsidiary in exchange therefor.
     3.02 Conversion of Partnership LP Units and LTIP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of a holder of any partnership interest of the Partnership or Partnership Merger Subsidiary (other than as described herein):
          (a) Each unit of partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time, including each unit of partnership interest that has been designated pursuant to the Partnership Agreement as an LTIP Unit (“LTIP Unit”) whether or not then vested (other than those held by the Company or any of its Subsidiaries or Acquiror or any of its Subsidiaries) (a “Partnership LP Unit”), subject to the terms and conditions set forth herein, shall be converted into the right to receive at the election of the holder thereof in accordance with Section 3.02(b) (i) cash in an amount equal to the Company Merger Consideration, without interest (the “Partnership Cash Merger Consideration”), (ii) one common membership interest in Acquiror as set forth in the form of limited liability company agreement of Acquiror attached as Exhibit B hereto (the “Partnership Unit Common Merger Consideration”), (iii) one preferred membership interest in Acquiror as set forth in the form of limited liability company agreement of Acquiror attached as Exhibit B hereto (the “Partnership Unit Preferred Merger Consideration”) and together with the

Partnership Cash Merger Consideration and the Partnership Unit Common Merger Consideration, the “Partnership Merger Consideration” and together with the Company Merger Consideration, the “Merger Consideration”) or (iv) a combination thereof. Each holder of Partnership LP Units, as a condition to making an election to receive Partnership Unit Common Merger Consideration or Partnership Unit Preferred Merger Consideration with respect to such holder’s Partnership LP Units, shall represent to Acquiror that such holder is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act).
          (b) Each holder of Partnership LP Units shall be entitled to make an unconditional and irrevocable election (a “Partnership Unit Election”), on or prior to the Election Date, to receive in the Partnership Merger in exchange for such holder’s Partnership LP Units, (i) the Partnership Cash Merger Consideration, (ii) the Partnership Unit Common Merger Consideration, (iii) the Partnership Unit Preferred Merger Consideration or (iv) a combination thereof as follows:
               (i) As promptly as practicable following the date the Proxy Statement is mailed to the stockholders of the Company, the Partnership shall deliver to the holders of Partnership LP Units, the Partnership Form of Election. A Partnership Unit Election shall be deemed to have been properly made only if Acquiror shall have received at its principal executive office, not later than 5:00 p.m., New York City time on that date that is ten (10) Business Days before the scheduled date of the Company Stockholders’ Meeting (the “Election Date”), a Partnership Form of Election specifying the holder’s irrevocable election with respect to the form of Partnership Merger Consideration, and otherwise properly completed and signed. The Partnership Form of Election shall state therein the date that constitutes the Election Date. Failure of any holder to deliver the Partnership Form of Election by the Election Date will result in such holder receiving Partnership Cash Merger Consideration in exchange for such holder’s Partnership LP Units. Acquiror shall prepare, subject to review by the Company, any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act.
               (ii) Each holder of Partnership LP Units, as a condition to making a Partnership Unit Election with respect to such holder’s Partnership LP Units, shall agree to execute the limited liability company operating agreement of Acquiror in the form attached as Exhibit B hereto.
               (iii) Holders of Partnership LP Units that elect, or are deemed to elect, to receive the Partnership Cash Merger Consideration shall be treated for federal income tax purposes as selling their Partnership LP Units to Acquiror pursuant to Treasury Regulations Section 1.708-1(c)(4), if such provision is applicable, and each such holder of Partnership LP Units shall consent to such treatment on the Partnership Form of Election or shall be deemed to have consented to such treatment if it fails to deliver the Partnership Form of Election by the Election Date.

     3.03 Exchange Procedures.
          (a) Exchange and Paying Agent. Prior to the Partnership Merger Effective Time, Acquiror shall appoint an institution reasonably acceptable to the Company to act as Exchange and Paying Agent (the “Exchange Agent”) in accordance with an agreement reasonably satisfactory to the Company for the payment or exchange, as applicable, in accordance with this Article 3, of the Merger Consideration (collectively, such cash and securities being referred to as the “Exchange Fund”). On or before the Partnership Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Merger Consideration, for the benefit of the holders of Shares and Partnership LP Units (including Partnership LTIP Units), as applicable. Acquiror, pursuant to irrevocable instructions, shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. All expenses of the Exchange Agent shall be paid by Acquiror or the Surviving Company.
          (b) Exchange Procedures for Company Common Stock and Uncertificated Partnership LP Units. Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held Shares that were exchanged for the right to receive the Company Merger Consideration (each, a “Former Equityholder”), pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that, if applicable, delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Certificates in exchange for the Company Merger Consideration to which the holder thereof is entitled. Upon (i) surrender by a Former Equityholder of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Acquiror, and (ii) delivery by such Former Equityholder of such letter of transmittal (together with such Certificate, if applicable), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Equityholder shall receive in exchange therefor the Company Merger Consideration payable in respect of the Shares, pursuant to the provisions of this Article 3, and the Certificate so surrendered shall forthwith be canceled. The right of any Former Equityholder to receive the Company Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.06. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Merger Consideration as contemplated by this Section 3.03. The Exchange Agent shall deliver the Partnership Merger Cash Consideration to the holders of Partnership LP Units as set forth in the records of the Partnership in accordance with their respective Partnership Unit Elections. The Surviving Partnership shall arrange for the issuance of the Partnership Merger Common Unit Consideration and Partnership Unit Preferred Merger Consideration in accordance with the Partnership Unit Elections.

          (c) No Further Ownership Rights. At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Shares or Partnership LP Units that are converted into the right to receive the Company Merger Consideration pursuant to Section 3.01(b) or the Partnership Merger Cash Consideration pursuant to Section 3.02(b) shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the Partnership other than the right to receive the applicable Merger Consideration provided under this Article 3. The applicable Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares and Partnership LP Units exchanged therefor and, if applicable, represented by Certificates exchanged therefor.
          (d) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiror or Surviving Company, the posting by such Person of a bond in such reasonable amount as the Acquiror or Surviving Company may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Company Merger Consideration payable in respect thereof pursuant to this Agreement.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Shares or Partnership LP Units one year after the Company Merger Effective Time shall be delivered to Acquiror upon demand. Any such holders who have not complied with this Article 3 prior to that time shall thereafter look only to Acquiror, and Acquiror shall thereafter be liable, for payment of the Company Merger Consideration or Partnership Cash Merger Consideration, as applicable (subject to abandoned property, escheat and similar Laws). Any such portion of the Exchange Fund remaining unclaimed by holders of Shares or Partnership LP Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of all claims or interest of any Persons previously entitled thereto.
          (f) No Liability. None of Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Partnership, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     3.04 Corporate Action. Prior to the Company Merger Effective Time and subject to and conditional upon the occurrence of the Closing, the Company and the Company Board shall take such actions as they deem necessary or desirable to terminate the Company Stock Plan, effective as of the Company Merger Effective Time.
     3.05 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, any Shares, Partnership LP Units or Partnership LTIP Units then outstanding shall be changed into a different number, class or series of shares by reason of any stock dividend, partnership distribution, subdivision, reclassification, recapitalization, stock or unit split, combination or exchange of shares or units, then the applicable Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     3.06 Withholding Taxes. The Surviving Company, Acquiror, the Company or the Exchange Agent, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Partnership LP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign Tax Law and shall, to the extent so withheld, promptly pay or cause to be paid any such amounts to the appropriate Governmental Authority as required by applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Partnership LP Units in respect of which such deduction and withholding was made.
     3.07 Stock Transfer Books.
          (a) At the close of business, New York time, on the day the Company Merger Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Company Merger Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or Acquiror for any reason shall be exchanged for the Company Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
          (b) At the close of business, New York time, on the day the Partnership Merger Effective Time occurs, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers of Partnership LP Units thereafter on the records of the Partnership. From and after the Partnership Merger Effective Time, the holders of Partnership LP Units shall cease to have any rights with respect to such Partnership LP Units, except as otherwise provided herein or by Law. On or after the Partnership Merger Effective Time, any Partnership LP Units presented to the Surviving Partnership for any reason shall be converted into the Partnership Cash Merger Consideration.

ARTICLE 4.
CONDUCT OF THE PARTIES PENDING CLOSING
     4.01 Conduct of Business by the Company and the Partnership. From the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, except as (i) expressly contemplated or permitted by this Agreement, (ii) as disclosed in the Disclosure Letter or (iii) as may be required pursuant to contracts entered into by the Company or its Subsidiaries prior to the date of this Agreement, without the prior written consent of Acquiror, not to be unreasonably conditioned, withheld or delayed, the Company will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct its business other than in the ordinary course consistent with past practice or fail to use commercially reasonable efforts to (i) preserve its business organization, (ii) conduct its operations in compliance with applicable Law, (iii) maintain its status as a REIT for federal income tax purposes, (iv) keep available the present services of its employees and (v) maintain its relationships with customers, suppliers, tenants, joint venture partners and others having business dealings with it.
          (b) Stock. (i) Authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of common stock or partnership interests (or similar interests) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Common Stock upon redemption of Partnership LP Units and LTIP Units outstanding on the date hereof pursuant to the Partnership Agreement and issuance of Partnership LP Units upon conversion of LTIP Units, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption of Partnership LP Units and LTIP Units pursuant to the Partnership Agreement and issuance of Partnership LP Units upon conversion of LTIP Units; (iii) take any action the result of which is that the Company acquires, forms or creates a Subsidiary of the Company; or (iv) take any action the result of which is that the Company or a Subsidiary acquires or otherwise owns any equity interest in any other Person.
          (c) Dividends; Etc. Except as provided in Section 7.01, (i) make, declare, pay or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary, other than (A) regular quarterly cash dividends on Company Common Stock in an amount equal to the greater of (x) $0.15 per share of Common Stock per quarter (and corresponding distributions with respect to Partnership LP Units and LTIP Units) or, (y) the Company’s estimated “REIT taxable income” (as such term is used in Section 857(a) of the Code) for the quarter (to the extent not previously distributed by way of dividend or otherwise to holders of Company Common Stock) as are necessary to avoid the imposition of taxes on the Company, as reasonably determined by the Company; (B) distributions required by any partnership, limited liability company or other joint venture agreement between the Company or any Subsidiary and one or more third parties; and (C) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly-owned Subsidiaries; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

          (d) Compensation; Employment Agreements; Etc. Except as may be required by contractual commitments in existence on the date of this Agreement or by applicable Law, each as set forth in Section 4.01(d) of the Disclosure Letter: (i) increase the compensation or benefits payable or to become payable to its directors, employees or executive officers, other than cost of living increases consistent with past practice; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Subsidiary of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, or employee; or (iii) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan.
          (e) Acquisitions. Except as set forth in Section 4.01(e) of the Disclosure Letter: (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any real property or interest in any real property, or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or interest in any real property or commence any development activity on any Company Property.
          (f) Indebtedness. (i) Incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary) for borrowed money, except (A) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the existing credit facilities of the Company or its Subsidiaries, (B) unsecured indebtedness for borrowed money incurred in connection with the amendment, extension, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced), and the other material terms and conditions thereof are not modified in any manner materially adverse to, or require consent in connection with, the consummation of the transactions contemplated hereby, (C) unsecured indebtedness for borrowed money incurred in order for the Company to pay dividends as set forth in Section 4.01(c) (and corresponding distributions with respect to Partnership LP Units) and to pay the dividend described in Section 7.01, or (D) inter-company indebtedness among the Company and the Subsidiaries in the ordinary course of business consistent with past practice, or (ii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.01(f).
          (g) Debt Payment and Capital Expenditures. (i) Except as disclosed in Section 4.01(g) of the Disclosure Letter, (A) pre-pay any long-term debt, except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms or (ii) make any capital expenditures or commitments for capital expenditures not provided for in the Company’s budget in excess of $75,000 per property, or $1,000,000 in the aggregate, except for (W) expenditures required to be made pursuant to Company Leases currently in effect or that the Company is permitted to enter into pursuant to Section 4.01, and agreements with respect to the JV Entities, (X) expenditures disclosed in Section 4.01(g) of the Disclosure Letter, (Y) expenditures in the ordinary course of business in order to own, operate and maintain the Company Properties in working order, or (Z) emergency expenditures which the Company reasonably deems necessary for the protection of the Company Properties.
          (h) Governing Documents. Amend or otherwise change any provision of the Organizational Documents, except as may be required by this Agreement.
          (i) Accounting Methods. Change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC).
          (j) Contracts. Except as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
          (k) Leases. (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (excluding renewals) for in excess of 25,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 25,000 square feet of net rentable area, or (iii) enter into, terminate or materially modify or amend any Ground Lease.
          (l) Claims. Except as disclosed in Section 4.01(l) of the Disclosure Letter, settle or compromise any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), other than any settlement or compromise involving only the payment of monetary damages not in excess of $100,000 in the aggregate or commence any lawsuit, arbitration or other proceeding against any Person, excluding claims in the ordinary course of business to enforce lease rights.
          (m) Tax Methods. Make any material tax election or settle or compromise any material liability for Taxes; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”)). Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may take any action which they reasonably deem necessary to maintain the REIT tax status of the Barlow Corporation and to otherwise avoid the recognition of “built-in gains.” During the period from the date of this Agreement to the Company Merger Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) furnish all federal income Tax Returns required to be filed by the Company or any Company Subsidiary after the date hereof (“Post-Signing Returns”) to Acquiror for review at least three (3) Business Days before the due date for such Tax Returns; (ii) timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Company Merger Effective Time; and (iv) promptly notify Acquiror of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or a Subsidiary in respect of any Tax.
          (n) Sale of Properties. Except as set forth in Section 4.01(n) of the Disclosure Letter, sell or otherwise dispose of any Company Property.
          (o) Liquidation, Etc. Adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution.
          (p) Insurance. Fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses.
          (q) Interference or Delay. Except as permitted by Section 6.04, take, or cause to be taken, any action that would interfere with the consummation of the Mergers and other transactions contemplated by this Agreement, or delay the consummation of such transactions.
          (r) Adverse Actions. Except as permitted by Section 6.04, take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Company Merger Effective Time or (y) any of the conditions to the Mergers set forth in Article 8 not being satisfied.
          (s) Other Actions. Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall (a) prohibit the Company from taking any action at any time or from time to time that in the reasonable judgment of the Company is required by Law or is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including without limitation, making dividend payments or distributions to holders of the Company Common Stock in accordance with this Agreement and (b) require the Company or any Subsidiary to take or refrain from taking any action that is prohibited by, or not specifically authorized by, the terms of agreements relating to the JV Entities or the properties owned by the JV Entities. In connection with the continued operation of the Company and the Subsidiaries, the Company, if requested by Acquiror, will confer in good faith with one or more representatives of the Acquiror designated to the Company regarding operational matters and the general status of ongoing operations and will notify the Acquiror promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

     4.02 Conduct of Acquiror. From the date hereof until the Company Merger Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Acquiror will not, and will cause each of its Subsidiaries not to:
          (a) Interference or Delay. Take, or cause to be taken, any action that would interfere with the consummation of the Mergers and other transactions contemplated by this Agreement, or delay the consummation of such transactions.
          (b) Adverse Actions. Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Company Merger Effective Time or (y) any of the conditions to the Mergers set forth in Article 8 not being satisfied.
          (c) Other Actions. Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     4.03 Commercially Reasonable Efforts. As used herein, the requirement for a party to use “commercially reasonable efforts” shall not require such party to make any concession or pay or commit to pay any amount or incur any liability or obligation not otherwise contractually required of such party.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     5.01 Disclosure Letter. Concurrently with the execution and delivery of this Agreement, the Company is delivering to Acquiror a Disclosure Letter with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Letter”) (it being agreed that disclosure of any item in one section of the Disclosure Letter may be cross-referenced to any other relevant section or subsection). Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 5.02 herein. None of the representations and warranties herein with respect to JV Entities shall relate to the JPM JVs or the JPM JV Properties. Any representation or warranty herein with respect to any Non-JPM JV or Non-JPM JV Property is to the knowledge of the Company. Acquiror acknowledges that the Company holds less than a majority interest in the Non-JPM JVs and the Company’s knowledge with respect to the Non-JPM JVs and their respective properties and operations is limited.
     5.02 Representations and Warranties of the Company. Subject to the exceptions and qualifications set forth in the Disclosure Letter, or except as set forth in SEC Reports, the Company and the Partnership jointly and severally hereby represent and warrant to Acquiror, Merger Subsidiary and Partnership Merger Subsidiary that:
          (a) Existence; Good Standing; Authority; Compliance with Law.

               (i) The Company is a corporation duly incorporated, validly existing under the laws of the State of Maryland and in good standing with the SDAT. The Company Organizational Documents are in full force and effect. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted in all material respects.
               (ii) Section 5.02(a)(ii) of the Disclosure Letter sets forth: (i) each Subsidiary; (ii) the legal form of each Subsidiary, including the state of formation; and (iii) the identity and ownership interest of record of each of the Subsidiaries that is held by the Company or the Subsidiaries or by any other Person.
               (iii) Section 5.02(a)(iii) of the Disclosure Letter sets forth a complete list of Persons, other than those set forth in Section 5.02(a)(ii) of the Disclosure Letter, in which the Company or any Subsidiary has a direct or indirect interest (the “JV Entities”), together with the jurisdiction of organization of each JV Entity, and, to the knowledge of the Company, the names of the other members and partners in each JV Entity and the respective economic and voting interests of each such member or partner in each JV Entity. Except for the JV Entities and Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person.
               (iv) Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Organizational Documents of each Subsidiary and, to the knowledge of the Company, each Non-JPM JV, are in full force and effect.
               (v) Except as set forth in Section 5.02(a)(v) of the Disclosure Letter or in the Organizational Documents, all of the outstanding equity or voting securities or other interests of each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, have been validly issued and the equity interests of the Subsidiaries owned by the Company are (i) fully paid and nonassessable, (ii) not subject to any rights of first offer, rights of first response, tag-along rights or any other preemptive rights and (iii) owned by the Company or by one of its Subsidiaries free and clear of all Liens.

               (vi) The Company has previously made available to Acquiror complete copies of the Company Charter, Company Bylaws, Partnership Agreement, certificate of limited partnership of the Partnership and organizational or similar documents of each Subsidiary and of each of the JV Entities, each as amended through, and as in effect on, the date hereof (the “Organizational Documents”). No dissolution, revocation or forfeiture proceedings regarding the Company or any Subsidiary or, to the knowledge of the Company, any Non-JPM JV have been commenced and the Company, each Subsidiary, and to the knowledge of the Company, each Non-JPM JV is in compliance in all material respects with the Organizational Documents.
          (b) Capitalization.
               (i) The authorized shares of stock of the Company consist of 500,000,000 shares of Company Common Stock, of which, as of November 5, 2006, 13,863,334 were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.001 per share, of the Company, none of which, as of November 5, 2006, were issued and outstanding. As of November 5, 2006, (a) 1,331,880 shares of Company Common Stock have been reserved for issuance pursuant to the Company Stock Plan, subject to adjustment of the terms set forth in such plans and/or agreements, however, except for an aggregate of 290,000 LTIP Units, none of such shares have been, or will be, issued under the Company Stock Plan and, (b) 1,069,973 shares of Company Common Stock have been reserved for issuance upon the redemption of Partnership LP Units under the Partnership Agreement (excluding 290,000 LTIP Units).
               (ii) There is no outstanding indebtedness for borrowed money of the Company and the Subsidiaries, other than the secured and unsecured debt instruments listed in Section 5.02(b)(ii) of the Disclosure Letter and excluding inter-company indebtedness among the Company and the Subsidiaries. Section 5.02(b)(ii) of the Disclosure Letter sets forth a list as of September 30, 2006, of all such instruments, their outstanding principal amounts, interest rates and maturity dates. None of the Company or any Subsidiary nor, to the knowledge of the Company, any Non-JPM JV has any outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or partners of the Partnership on any matter.
               (iii) Except for the LTIP Units and Partnership LP Units set forth in Section 5.02(b)(i) above, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any Company Common Stock or any equity interest in the Partnership or any investment that is convertible into or exercisable or exchangeable for Company Common Stock or any equity interest in the Partnership. The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

               (iv) Except as set forth in Section 5.02(b)(iv) of the Disclosure Letter, (x) there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock and (y) there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Subsidiary.
               (v) Except as set forth in Section 5.02(b)(v) of the Disclosure Letter or the Organizational Documents, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities or the securities of any of its Subsidiaries under the Securities Act.
               (vi) The Company is the sole general partner of the Partnership. The Company holds 92.83% of the outstanding partnership interests in the Partnership as of November 5, 2006. Section 5.02(b)(vi) of the Disclosure Letter sets forth a list of all holders of record of Partnership LP Units and LTIP Units, including the name of the Person holding each such unit and the number of units held of record. As of November 5, 2006, the issued and outstanding partnership interests of the Partnership consist of 1,069,973 Partnership LP Units (excluding LTIP Units) and 290,000 LTIP Units. Except as set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 5, 2005 (the “Partnership Agreement”), or Section 5.02(b)(vi) of the Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership, the Company or any Subsidiary to issue, repurchase, redeem, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 5.02(b)(vi) of the Disclosure Letter, the partnership interests in the Partnership that are owned by the Company and its Subsidiaries are owned free and clear of any Liens and are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable securities laws. Each Partnership LP Unit is subject to redemption rights as set forth in the Partnership Agreement.
               (vii) Except as set forth in the Organizational Documents or in Section 5.02(b)(vii) of the Disclosure Letter, (i) the Company and its Subsidiaries are not a party to any agreements relating to the sale or transfer (including agreements imposing transfer restrictions) of any Company Common Stock or any ownership interests in any Subsidiary, (ii) the Company and its Subsidiaries are not a party to any stockholder voting agreements, voting trusts or other agreements relating to the voting of any shares of stock of the Company or any Subsidiary, and (iii) there are no restrictions on the Company’s ability to vote the equity interests of any of the Subsidiaries.
               (viii) Except as set forth in Section 5.02(b)(viii) of the Disclosure Letter, there are not any Subsidiaries (other than the Partnership) and, to the knowledge of the Company, any Non-JPM JV in which any officer or director of the Company or any Subsidiary owns any stock or other securities. There are no agreements or understandings between the Company or any Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Subsidiary as an agent for, or nominee of, the Company or any Subsidiary. The Company does not have a poison pill or similar stockholder rights plan.

          (c) Authority Relative to this Agreement.
               (i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger and the other transactions contemplated hereby (other than (A) the Stockholder Approval and (B) the filing and recordation of appropriate merger documents as required by the MGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (ii) The Partnership has all necessary limited partnership power to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other partnership proceedings on the part of the Partnership, including actions of the Company as general partner of the Partnership, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the receipt of the affirmative vote or consent of limited partners holding a majority in interest of the Partnership LP Units (the “Partnership Approval”) and (B) the filing and recordation of appropriate Partnership Merger documents as required by the VRULPA). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
                (iii) The Company Special Committee at a meeting duly called and held unanimously has duly and validly authorized the execution and delivery of this Agreement, declared the Company Merger advisable and approved, subject to the Stockholder Approval, the Company Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the Company Merger and the other transactions contemplated hereby. The Company Board at a meeting duly called and held unanimously has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and Company Bylaws and has recommended the approval of the Company Merger by the holders of the Company Common Stock. The Company Merger requires the affirmative vote of a majority of all votes entitled to be cast by the holders of all outstanding Company Common Stock as of the record date for the Stockholder Meeting (the “Stockholder Approval”). The Stockholder Approval is the only vote of the holders of any class or series of stock of Company necessary to approve the Company Merger.

               (iv) Except as set forth in Section 5.02(c)(iv) of the Disclosure Letter, the transactions contemplated by this Agreement do not violate any provision regarding direct or indirect transfers of interests in any Subsidiary or, to the knowledge of the Company, any JV Entities, that are set forth in any agreement relating to the operation of, or the ownership interests in, any Subsidiary or, to the knowledge of the Company, any Non-JPM JV, even if such transactions result in a technical termination under Section 708 of the Code of any Subsidiary. All dividends or distributions on securities of the Company or any Subsidiary and, to the knowledge of the Company, any Non-JPM JV, that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
               (v) The Board of Directors of the Company has not taken any action permitted in the Organizational Documents that would grant dissenters or appraisal rights to any of the Company’s stockholders with respect to the Merger under Maryland law.
          (d) No Conflict; Required Filings and Consents.
               (i) Except as set forth in Section 5.02(d)(i) of the Disclosure Letter, the execution and delivery by each of the Company and the Partnership of this Agreement and the consummation of the Company Merger and the Partnership Merger, do not, (A) subject to the receipt of the Stockholder Approval, conflict with or violate the Organizational Documents, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, or by which any property or asset of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, is bound or affected, or (C) conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any obligation, or give rise to a right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, pursuant to, or require the consent of any Person under, the terms of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.
               (ii) The execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (2) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (3) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Delaware Secretary of State, (4) the

filing of the Partnership Merger Certificate with the VSCC, (5) any filings required under Rule 13e-3 under the Exchange Act and (6) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), or (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
          (e) Permits; Compliance. Except as set forth in Section 5.02(e) of the Disclosure Letter, to the knowledge of the Company, each of the Company and its Subsidiaries and each Non-JPM JV is in possession of and in compliance with all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Applicable Permits”), except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits, or the failure to be in compliance with any of the Applicable Permits, would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Applicable Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits would not have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Applicable Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.
          (f) SEC Filings; Financial Statements.
               (i) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC (the “SEC Reports”), other than audited financial statements for acquired properties that are not yet due. The SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) except to the extent any SEC Report has been revised or superseded by a later filed SEC Report filed prior to the date hereof did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports, nor has it received letters requesting information or otherwise inquiring as to any matters affecting the Company or the Partnership which have not been adequately addressed. None of the Company SEC Reports is the subject of any confidential treatment request by the Company. None of the Subsidiaries is subject to periodic reporting requirements under the Exchange Act or a requirement to file any form, report or other document with the SEC or any national securities exchange.

               (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
               (iii) At all applicable times, the Company has been and is in compliance in all material respects with (x) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder and (y) the applicable listing and corporate governance rules and regulations of the NYSE.
               (iv) The Company has designed disclosure controls and procedures required by Rule 13a-15 or Rule 15d — 15 under the Exchange Act to ensure that material information relating to the Company, including its Subsidiaries, is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
               (v) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, the Company has not received any complaints since December 31, 2005 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.
               (vi) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
               (vii) Neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (v) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, that were material, (w) were incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (x) were incurred pursuant to the transactions contemplated by this Agreement, or (y) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.
          (g) Absence of Certain Changes or Events. Except as set forth in the SEC Reports or as set forth in Section 5.02(g) of the Disclosure Letter, since January 1, 2006, each of the Company and its Subsidiaries has conducted its business in the ordinary course and there has been no event, occurrence or fact that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

          (h) Litigation. Except (i) as listed in Section 5.02(h) of the Disclosure Letter, (ii) as set forth in the SEC Reports, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries nor, to the knowledge of the Company, any Non-JPM JV or any of its or their respective properties or assets that would have a Company Material Adverse Effect or that question the validity of this Agreement or any action to be taken by the Company or the Partnership in connection with the consummation of the Mergers. None of the Company nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree. To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer or director of the Company or any of its Subsidiaries.
          (i) Employee Benefit Plans.
               (i) Section 5.02(i)(i) of the Disclosure Letter lists (A) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its Subsidiaries is a party, or which are sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, partner or director of the Company or any of its Subsidiaries or any other Person, and (B) any contracts, arrangements or understandings between the Company or any of its Affiliates and any current or former employee, officer, partner or director of the Company or of any of its Subsidiaries, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Benefit Plans”). The Company has made available to Acquiror a true and correct copy of (V) each written Benefit Plan, (W) the annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) for the most recent year for which such annual report was required to be filed, if any, (X) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law, (Y) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code and (Z) a written description of any unwritten Benefit Plan.
               (ii) Each Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Benefit Plan in accordance with its terms and applicable Laws would not have, individually or in the aggregate, a Company Material Adverse Effect. No Action, claim or proceeding is pending or, to the knowledge of the Company threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) that would have a Company Material Adverse Effect, individually or in the aggregate, and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. Each “non-qualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) of the Company and its Subsidiaries has been operated in good faith compliance with Code Section 409A and the published guidance thereunder. Except as set forth in Section 5.02(i)(i) or Section 5.02(i)(ii) of the Disclosure Letter, there has been no “material modification” (within the meaning of IRS Notice 2005-1) of a non-qualified deferred compensation plan benefit that was earned and vested before January 1, 2005.
               (iii) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.
               (iv) No Benefit Plan is, and neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or is a member of the same controlled group as the Company or any of its Subsidiaries under Section 414 of the Code contributes to or maintains or has at any time established, maintained or contributed to or otherwise participated in or had an obligation to maintain, contribute to or otherwise participated in any Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. All contributions required to be made under each Benefit Plan have been timely made or properly accrued.
               (v) Except as set forth in the Material Contracts or agreement with respect to the LTIP Units or in Section 5.02(i)(v)(a) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, (ii) entitle any employee of the Company or any of its Subsidiaries, to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated in this Agreement, Acquiror, the Surviving Company or the Surviving Partnership to merge, amend or terminate any of the Benefits Plan or (iv) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 162(m) or Section 280G of the Code. Except as set forth in Section 5.02(i)(v)(b) of the Disclosure Letter, by its terms each Benefit Plan can be terminated unilaterally by the Company within thirty days.
               (vi) Except as set forth in Section 5.02(i)(vi) of the Disclosure Letter, none of the Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

               (vii) To the knowledge of the Company, the Company and its Subsidiaries have no obligations or liabilities for compensation or benefits payable to employees of the Non-JPM JVs.
          (j) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries nor does the Company have any knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as would not have a Company Material Adverse Effect, (i) there are no grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract or any unfair labor practices pending or to the knowledge of the Company threatened; (ii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries; (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries; (iv) the Company and each of the Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and (v) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of the Subsidiaries is claiming indemnification from the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act.
          (k) Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and other documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement (“Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to holders of Company Common Stock or at the time of Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing at the date it is filed with the SEC or first mailed to the Company’s stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein and in light of the circumstances under which such statement is made, not misleading except that no representation is made by the Company with respect to the information supplied in writing by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (l) Property and Leases.
               (i) Section 5.02(l)(i) of the Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list and address of all real property interests owned or held by the Company and its Subsidiaries and, to the knowledge of the Company, Non-JPM JVs, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Except for property leased by the Company, a Subsidiary or a Non-JPM JV, to the knowledge of the Company, the Company or the Subsidiaries, or the Non-JPM JV, own fee simple title to the Company Properties. To the knowledge of the Company, the interests of the Company and the Subsidiaries and the Non-JPM JVs, in the Company Properties are good, marketable and insurable, subject to Permitted Liens and Permitted Encumbrances. Each of the Company Properties is owned or leased by the Partnership or other Subsidiaries or, to the knowledge of the Company, Non-JPM JVs, as indicated in Section 5.02(l)(i) of the Disclosure Letter, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (A) Permitted Liens and (B) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties; provided, however, in the case of clauses (A) and (B) above, such matters do not have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property (such matters in clauses (A) and (B) above, collectively, “Permitted Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (A) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company, (B) any matter disclosed in the Company Title Insurance Policies, (C) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company, (D) the Company Leases and (E) mortgages and deeds of trust granted as security for financings listed or described in the Disclosure Letter or SEC Reports.
               (ii) The Company and each of its Subsidiaries and, to the knowledge of the Company, the Non-JPM JVs, have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.
               (iii) Except as provided for in Section 5.02(l)(iii) of the Disclosure Letter, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s or, to the knowledge of the Company, the Non-JPM JVs, (or the applicable predecessor’s or acquiror’s) fee simple title to or leasehold interest in the Company Properties, subject to matters disclosed on the Company Title Insurance Policies and Permitted Encumbrances, and to the knowledge of the Company, such policies are valid and in full force and effect and no written claim has been made against any such policy. A copy of each Company Title Insurance Policy has been made available to Acquiror.

               (iv) Section 5.02(l)(iv) of the Disclosure Letter sets forth each contract to which the Company or any Subsidiary or, to the knowledge the Company, any Non-JPM JV, is a party as of the date of this Agreement (i) for the acquisition, option to acquire, development or construction of any Company Property or any other real property or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) of any Company Property or any other real property.
               (v) To the knowledge of the Company, none of the Company or any of the Subsidiaries, nor, to the knowledge of the Company, any Non-JPM JV has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, except, in any case, as would not have a Company Material Adverse Effect.
               (vi) The rent rolls of the Company Properties have been made available to Acquiror and are true, complete and correct in all material respects. Section 5.02(l)(vi) of the Disclosure Letter sets forth a correct and complete list as of June 30, 2006 of each tenant which leases any Company Property and which represents more than 1.5% of the Company’s pro rata base annualized rent at June 30, 2006. Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or a Subsidiary and, to the knowledge of the Company, a Non-JPM JV, and (b) to the knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect. Except as listed in Section 5.02(l)(vi) of the Disclosure Letter, the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-JPM JVs have performed, except to the extent that any non-performance would not have a Company Material Adverse Effect, all obligations required to be performed by them under each of the Company Leases and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Non-JPM JV or other party, is in default under any Company Lease, which default would have a Company Material Adverse Effect (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has made available to Acquiror a correct and complete copy of each Company Lease and all amendments thereto. Section 5.02(l)(vi) of the Disclosure Letter includes any Company Lease which has been executed for which the term has not yet commenced which would represent more than 1.5% of the Company’s pro rata base annualized rent at June 30, 2006.
               (vii) Section 5.02(l)(vii) of the Disclosure Letter sets forth a correct and complete list of each ground lease to which the Partnership or a Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Except as listed in Section 5.02(l)(vii) of the Disclosure Letter, or as would not materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property, the Company and its Subsidiaries have performed all obligations required to be performed by them to date under each of the Ground Leases and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in default under any Ground Lease, which would materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property. The Company has made available to Acquiror a correct and complete copy of each Ground Lease and all amendments thereto. Section 5.02(l)(vii) of the Disclosure Letter includes any Ground Lease which has been executed for which the term has not yet commenced. With respect to each Ground Lease, Section 5.02(l)(vii) of the Disclosure Letter sets forth (i) the name of the landlord, (ii) the expiration date and (iii) the base rent.
               (viii) Except as set forth in Section 5.02(l)(viii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Non-JPM JV, has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a Company Property.
          (m) Intellectual Property. Except as would not have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third parties and (ii) with respect to Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and material to the business of the Company and the Subsidiaries, the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.
          (n) Taxes. Except as set forth in Section 5.02(n) of the Disclosure Letter:
               (i) The Company and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and such Tax Returns are true, correct and complete in all material respects, and (ii) paid all Taxes required to be shown as due on such Tax Returns or adequately reserved for such Taxes.
               (ii) The most recent financial statements contained in the SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and its Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
               (iii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

               (iv) The Company, (i) for the taxable year ended December 31, 2005, has qualified as a REIT, (ii) has operated since December 31, 2005 in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) will continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Mergers (and if the Mergers are not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006). To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a Taxable REIT Subsidiary or as a REIT, within the meaning of Section 856 through 860 of the Code. A complete list of each Taxable REIT Subsidiary and qualified REIT subsidiary is set forth in Section 5.02(n)(iv) of the Disclosure Letter.
               (v) Each Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof and (iii) to the extent applicable, has an election under Section 754 of the Code in effect.
               (vi) Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
               (vii) Since their formation, the Company and its Subsidiaries have not incurred any material liability for excise taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “predetermined rents, predetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the usual, regular and ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any Tax described in the preceding sentence will be imposed upon the Company or any Subsidiary.
               (viii) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.
               (ix) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

               (x) Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return, (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract and (C) has entered into or is subject, directly or indirectly, to any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.
               (xi) To the knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
               (xii) To the knowledge of the Company, no nonresident alien individual or foreign corporation owns or at any time during the past year has owned more than five percent (5%) of the Company Common Stock.
               (xiii) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
               (xiv) No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Tax authority or other Governmental Authority, and neither the Company nor any of its Subsidiaries has received written notice that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries.
               (xv) No claim has been made in writing by a taxing authority or other Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary is or may be subject to material taxation by that jurisdiction.
               (xvi) There are no Liens for material Taxes upon any assets of the Company or any Subsidiary thereof, except for Permitted Liens.
               (xvii) Neither the Company nor any of its Subsidiaries (i) has participated in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b) or (ii) is a material advisor as defined in Section 6111(b) of the Code.
               (xviii) Each holder of LTIP Units has been allocated items of Partnership income, gain, loss and deduction for all periods and on all Tax Returns as if such units were fully vested at all times.
     (o) Environmental Matters.
               (i) Section 5.02(o)(i) of the Disclosure Letter sets forth a list of all the reports related to the environmental condition of the Company Property that have been provided to Acquiror. Except as set forth in such reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                    (1) each of the Company and its Subsidiaries (A) is in material compliance with all, and has not violated in any material respect any, Environmental Laws, (B) holds all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (C) is in material compliance with all of, and has not violated any of, its respective Environmental Permits;
                    (2) neither the Company nor any Subsidiary has released Hazardous Substances on any Company Property or any real property formerly owned by the Company or any Subsidiary, and to the knowledge of the Company, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of, or adversely affect, the Company or any Subsidiary under any Environmental Law;
                    (3) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Non-JPM JV has received any written notice or claim alleging that the Company or any Subsidiary or Non-JPM JV is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and
                    (4) neither the Company nor any Subsidiary (A) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect to any of the above or (B) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
               (ii) Notwithstanding any other provision of this Agreement, this Section 5.02(o) sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.
          (p) Material Contracts.
               (i) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.02(p)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract that:
                    (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
                    (2) relates to employment, severance, change in control or termination with officers, directors or employees of the Company or any Subsidiary; or

                    (3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect (the contracts described in clauses (1) — (3) being the “Material Contracts”).
               (ii) Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under any Material Contract, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) result in a Company Material Adverse Effect. True and complete copies of all Material Contracts have been made available to Acquiror.
               (iii) The transactions contemplated hereby will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents, except as set forth in Section 5.02(p)(iii) of the Disclosure Letter.
               (iv) Except as set forth in Section 5.02(p)(iv) of the Disclosure Letter, there are no indemnification agreements entered into by and between the Company or any of the Company Subsidiaries and any director or officer of the Company or any of the Subsidiaries.
               (v) To the knowledge of the Company, the transactions contemplated by this Agreement will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture agreements for the non-JPM JVs, except as set forth in Section 5.02(p)(v) of the Disclosure Letter, and will not require the consent of any joint venture partner in any Non-JPM JV, except as set forth in Section 5.02(p)(v) of the Disclosure Letter.
               (vi) Except as set forth in Section 5.02(p)(vi) of the Disclosure Letter, none of the Company nor any of its Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.
               (vii) Except as set forth in Section 5.02(p)(vii) of the Disclosure Letter or for agreements filed as exhibits to the SEC Reports filed prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Subsidiary.
               (viii) None of the Company or any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages or provides services with respect to any real properties other than the Company Properties, except for the agreements listed in Section 5.02(p)(viii) of the Disclosure Letter or filed as exhibits to the SEC Reports filed prior to the date of this Agreement.

               (ix) Except for those contracts or agreements set forth in Section 5.02(p)(ix) of the Disclosure Letter, none of the Company or any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person (a “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party.
          (q) Insurance. Section 5.02(q) of the Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in material default with respect to any obligations under such policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.02(q) of the Disclosure Letter that is held by, or for the benefit of, the Company or any of the Subsidiaries.
          (r) Related Party Transactions. Except as set forth in SEC Reports and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no agreements and contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.
          (s) Takeover Statutes. Assuming the accuracy of the Acquiror’s representations in Section 5.03, the Company has taken all necessary steps so that the Business Combination Statute and Control Share Acquisition Act (Subtitles 6 and 7 of Title 3 of the MGCL) and any other moratorium, control share, business combination or other takeover Laws are not applicable to this Agreement or the Company Merger. The Company and the Company Board have taken all necessary actions to render any and all limitations on ownership of Common Stock of the Company inapplicable to the Company Merger.
          (t) Brokers. No broker, finder or investment banker (other than Wachovia Capital Markets, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or the Partnership. The Company has provided to Acquiror a correct and complete copy of the agreements with Wachovia Capital Markets, LLC under which Wachovia will be entitled to any payment in connection with the Mergers or the transactions contemplated by this Agreement.
          (u) Opinion of Financial Advisor. The Company Special Committee has received the opinion of Wachovia Capital Markets, LLC, to the effect that the Company Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Special Committee and may not be relied on by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary.

          (v) Investment Company Act. Neither the Company nor any Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.
               (i) Except as otherwise specifically set forth herein, neither the Company nor any other Person or entity makes any representation or warranty with respect to, or will have, or be subject to, any liability or indemnification obligation to Acquiror, Merger Subsidiary, Partnership Merger Subsidiary or any other Person or entity resulting from the distribution in written or verbal communications to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Representatives or use by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Representatives of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.
               (ii) In connection with any investigation by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary or any of their Representatives of the Company, its Subsidiaries or any Non-JPM JV, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and their Representatives have received or may receive from the Company and its Subsidiaries or Representatives and/or other persons or entities on behalf of the Company or the Partnership certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Acquiror, Merger Subsidiary and Partnership Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have no claim against any Person or entity with respect thereto. Accordingly, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that neither the Company nor the Partnership nor any other Person or entity on behalf of the Company or Partnership makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
     5.03 Representations and Warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereby jointly and severally represent and warrant to the Company and the Partnership as follows:
          (a) Corporate Organization.

               (i) Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company agreement of Acquiror is in effect and no dissolution, revocation or forfeiture proceedings regarding Acquiror have been commenced. Acquiror is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Acquiror. Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Acquiror to be conducted.
               (ii) Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company agreement of Merger Subsidiary is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Subsidiary have been commenced. Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Acquiror. Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Subsidiary to be conducted.
               (iii) Partnership Merger Subsidiary is a limited partnership duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The limited partnership agreement of Partnership Merger Subsidiary is in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership Merger Subsidiary have been commenced. Partnership Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on Acquiror. Partnership Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Partnership Merger Subsidiary to be conducted.
               (iv) The Organizational Documents of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary are in full force and effect.
          (b) Authority Relative to this Agreement.
               (i) Each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and, assuming due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid, legal and binding agreement of each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, enforceable against each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (ii) The member and managers of Acquiror have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all actions required to be taken by the limited liability company agreement of Acquiror for the consummation of the Mergers.
               (iii) The member and manager of Merger Subsidiary have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and taken all actions required to be taken by the limited liability company agreement of Merger Subsidiary for the consummation of the Company Merger.
               (iv) Merger Subsidiary, as the sole general partner of Partnership Merger Subsidiary, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger (to the extent that it is a party thereto), and taken all corporate or similar actions required to be taken by the sole general partner of Partnership Merger Subsidiary for the consummation of the Partnership Merger.
          (c) Consents and Approvals; No Violations.
               (i) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s and Partnership Merger Subsidiary’s obligations hereunder will not, (A) conflict with or violate the limited liability company agreement of Acquiror, the limited liability company agreement of Merger Subsidiary or the limited partnership agreement of Partnership Merger Subsidiary, (B) conflict with or violate any Law applicable to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or by which any of its properties or assets is bound or affected, or (C) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement.
               (ii) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other Person, except (A) for (1) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (2) the filing with the SEC of the Proxy Statement, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Acquiror from performing its obligations under this Agreement.

          (d) Litigation. There is no Action pending or, to Acquiror’s knowledge, threatened against Acquiror or any of its Subsidiaries or any of its or their respective properties or assets that questions the validity of this Agreement or any action to be taken by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the consummation of the Mergers.
          (e) Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by the Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the Mergers based upon arrangements made by and on behalf of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Subsidiaries.
          (f) Available Funds. Acquiror on the Closing Date will have cash sufficient to pay the Merger Consideration and to satisfy the obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary at such time and in such manner as contemplated by this Agreement, including, without limitation, in connection with the Mergers, and the other transactions contemplated hereby and all related Expenses. The obligations of Acquiror hereunder are not subject to any conditions regarding the ability of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to obtain financing.
          (g) Ownership of Merger Subsidiary; No Prior Activities. Merger Subsidiary is a direct wholly owned subsidiary of Acquiror. Merger Subsidiary is a disregarded entity for federal income tax purposes. Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no subsidiaries other than Partnership Merger Subsidiary .
          (h) No Ownership of Company or Partnership Securities. Neither Acquiror nor any of its subsidiaries, including Merger Subsidiary and Partnership Merger Subsidiary, own any Company Common Stock or other securities of the Company or the Partnership.
          (i) Proxy Statement. The information to be supplied by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which such statement is made, not misleading.

ARTICLE 6.
COVENANTS
     6.01 Stockholders’ Meeting. As promptly as reasonably practicable after the execution of the Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC and (b) except as permitted under Section 6.04, (i) include in the Proxy Statement the recommendation of the Company Board that the holders of Company Common Stock approve the Company Merger and (ii) use its commercially reasonable efforts to obtain Company Stockholder Approval. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender or exchange offer). Unless this Agreement is terminated prior to the Company Stockholder Meeting in accordance with Article 9, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Mergers.
     6.02 Proxy Statement. (a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement and Other Filings with the SEC under the Exchange Act and each of the Company and Acquiror shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Acquiror shall use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholder Meeting as soon as reasonably practicable.
          (b) As promptly as reasonably practicable after the execution of this Agreement, Acquiror shall prepare materials to accompany the Partnership Form of Election, which will be used by Acquiror to offer the Partnership Merger Consideration to the holders of Partnership LP Units in exchange for their Partnership LP Units (the “Partner Solicitation Materials”). The Partner Solicitation Materials shall be prepared by Acquiror in compliance with applicable Law. All Partner Solicitation Materials, and all materials provided to holders of Partnership LP Units in connection with the Partnership Merger, shall be subject to the prior review, comment and approval of the Company.

     6.03 Access to Information; Confidentiality.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Company Merger Effective Time, (i) to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and (ii) to all other information concerning its business, properties and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Acquiror shall, and shall cause its representatives to, take all reasonable efforts to prevent such access and inspection from interfering with the business operations of the Company and its Subsidiaries.
          (b) All information obtained by Acquiror pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated June 30, 2006 (the “Confidentiality Agreement”), between Acquiror and the Company.
     6.04 Acquisition Proposals.
          (a) No Solicitation or Negotiation. Each of the Company and the Partnership agrees that, except as expressly permitted by this Section 6.04, neither it nor any Subsidiary shall, and that it shall cause its Subsidiaries’ (other than the JV Entities), employees, officers, directors, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
               (i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or release any Person from standstill or similar obligations to the Company; or
               (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Stockholder Approval is obtained, the Company may: (A) provide information in response to a request therefor by a Person with respect to a bona fide written Acquisition Proposal that was not solicited by the Company, the Partnership or any of their Representatives after the date hereof, if the Company or the Partnership receives from the Person so requesting such information an executed confidentiality and standstill agreement on terms in all material respects not less restrictive to the other party than those contained in the Confidentiality Agreement, it being understood that such confidentiality and standstill agreement need not prohibit the making, or amendment, of an Acquisition Proposal; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, provided that the Company shall not give any exclusive right to negotiate with such Person or (C) after having complied with Section 6.04(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be likely to be inconsistent with the directors’ duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. The Company shall be responsible for any failure of the Representatives to comply with this Section 6.04.
          (b) Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means any proposal or offer in one transaction or a series of transactions (i) directly or indirectly with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, the Partnership or any of their Significant Subsidiaries and (ii) to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means a bona fide Acquisition Proposal that was not solicited by the Company or the Partnership or their Representatives after the date hereof (except in accordance with Section 6.04(a)), involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company or the Partnership and that the Company Board has determined in its good faith judgment, taking into account the transaction in its entirety, including all the terms and conditions of such proposal, including any break-up fees, expense reimbursements and conditions to closing, legal, financial and regulatory aspects of the proposal and the Person making the proposal, that if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Company Merger.

          (c) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board shall not:
               (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the recommendation of the Company Board that the Company’s stockholders approve the Company Merger; or
               (ii) except as expressly permitted by, and after compliance with, Section 9.01(e) hereof, approve or recommend, or cause or permit the Company or the Partnership to enter into any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.03(b) entered into in compliance with Section 6.04(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal;
          Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Stockholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify its recommendation for the Company Merger or approve, recommend or otherwise declare advisable any Superior Proposal, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ duties under applicable Law (a “Change in Recommendation”).
          (d) Certain Permitted Disclosure. Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Partnership from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal.
          (e) Existing Discussions. Each of the Company and the Partnership agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and the Partnership agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.04 and in the Confidentiality Agreement.
          (f) Notice. In addition to the obligations of the Company set forth in this Section 6.04, the Company shall notify Acquiror promptly (but in any event within 48 hours) after receipt of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal, (iii) the identity of the party making the Acquisition Proposal, and (iv) the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation, including a copy of the Acquisition Proposal. The Company shall promptly keep Acquiror reasonably informed in all material respects of the status and material terms (including amendments or proposed amendments) of any such Acquisition Proposal. Neither the Company nor any of its Subsidiary shall enter into any agreement that would prohibit it from providing such information to Acquiror.
     6.05 Further Action
          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective each of the Mergers, including, without limitation, using its commercially reasonable efforts to obtain all Applicable Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Mergers and to fulfill the conditions to the Closing. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause its respective officers, employees and agents to take all such action.

          (b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and its advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to each of the Mergers. To the extent practicable, and as permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of either of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) Each of Acquiror, on the one hand, and the Company, on the other hand, shall use its commercially reasonable efforts to obtain any third party consents required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Acquiror, to minimize any adverse effect upon the Company and Acquiror and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Acquiror, none of the Company nor any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Acquiror or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. Acquiror shall pay all fees and out-of-pocket expenses necessary to obtain any third party consent. It shall not be a breach or violation of this covenant if the Company, the Partnership or any Subsidiary shall be unable to obtain any such consent or approval due to Acquiror’s refusal to pay or consent to the making of any payment or the entering into of any covenant or agreement required to obtain any such consent or approval in accordance with the terms thereof.

     6.06 Public Announcements. Each of Acquiror and the Company agrees that no public release or announcement concerning the Mergers shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
     6.07 Exculpation, Indemnification and Insurance.
          (a) Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under Company Charter, Company Bylaws, the Partnership Agreement, the certificate of limited partnership of the Partnership or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries of the Company, from and after the Company Merger Effective Time, Acquiror, the Surviving Company and the Surviving Partnership shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Date serving as a director or executive officer of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security but subject to Acquiror’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined that the standard of conduct necessary for indemnification under applicable Law has not been met. The indemnification and advancement obligations of Acquiror, the Surviving Company and the Surviving Partnership pursuant to this Section 6.07(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, executive officer or other fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Company Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.07(a), including any Action relating to a claim for indemnification or advancement brought by a Company Indemnified Party. None of Acquiror, the Surviving Company nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Company Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Company Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, Acquiror, Merger Subsidiary and the Surviving Partnership agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, employees or other fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter or Company Bylaws (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries) shall be assumed by the Surviving Company in the Company Merger, without further action, at the Company Merger Effective Time, and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.
          (c) The Surviving Company shall (i) for a period of six years after the Company Merger Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter or Company

Bylaws and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time) with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall Acquiror be required to pay annual premiums for insurance under this Section 6.07(c) which in the aggregate exceed 300% of the current annual premiums paid by the Company for such purpose; provided that Acquiror shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Company Merger Effective Time, as may be obtained for such 300% amount. The provisions of clause (ii) of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section 6.07, which policies (together with Company’s existing policy) provide such directors and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.
          (d) If the Surviving Company, the Surviving Partnership or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or the Surviving Partnership assumes the obligations set forth in this Section 6.07. The parties acknowledge and agree that Acquiror guarantees the payment and performance of the Surviving Company’s and the Surviving Partnership’s obligations pursuant to this Section 6.07.
          (e) The provisions of this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
     6.08 Employee Benefit Matters.
          (a) Each individual who is an employee of the Company or any of its Affiliates (which does not include any JV Entities for purposes of this Section 6.08) immediately prior to the Company Merger Effective Time (an “Employee”) shall be an employee of the Surviving Company or an Affiliate thereof immediately after the Company Merger Effective Time (each, a “Continuing Employee”). For purposes of this Section 6.08(a), the term Employee shall include any individual who, on the Closing Date, is on a medical or disability leave of absence or any other approved leave of absence. For a period of not less than eighteen months from and after the Closing Date, with respect to each Continuing Employee who remains an employee of the Surviving Company or any Affiliate of the Surviving Company, Acquiror shall or shall cause the Surviving Company or an Affiliate thereof to provide compensation and benefits (including, without limitation, salary or wages (as appropriate), bonus, severance benefits, health, life and disability insurance and not including plans involving the issuance of equity-based awards, payments or benefits made by reason of the transactions contemplated by this Agreement or any incremental increase in value of such compensation and benefits attributable to the transactions contemplated by this Agreement) that are no less favorable in the aggregate to such Continuing Employee and any dependents and beneficiaries of such Continuing Employee, as appropriate, than those provided by the Company and its Affiliates to such Continuing Employee and any dependents and beneficiaries immediately prior to the Company Merger Effective Time.
          (b) With respect to each health, welfare, retirement and paid-time-off benefit plan, including without limitation each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained by Acquiror, the Surviving Company or any Affiliate of Acquiror (collectively, the “Acquiror Benefit Plans”) and in which any Continuing Employee participates after the Company Merger Effective Time, Acquiror shall cause such Acquiror Benefit Plan to recognize the service of each such Continuing Employee prior to the Company Merger Effective Time with the Company and its Affiliates as employment with Acquiror and its Affiliates for all purposes, including eligibility and benefit entitlement, but not for purposes of benefit accrual under a “defined benefit plan” (as defined in Section 3(35) of ERISA), under each such Acquiror Benefit Plan. In addition, Acquiror shall cause, or shall cause the Surviving Company or an Affiliate to cause, each Acquiror Benefit Plan, as applicable, to (i) waive all limitations as to preexisting conditions exclusions, “at-work requirements” and waiting periods, except to the extent that comparable limitations, “at-work requirements” or waiting periods would have continued to apply to such Continuing Employees under a corresponding Benefit Plan after the Company Merger Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid under any Benefit Plan in the plan year that includes the Company Merger Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Acquiror Benefit Plans.
          (c) The Company agrees that employees may enter into employment agreements, including the Employment Agreements, which shall be effective as of the Company Merger Effective Time, with Acquiror, the Surviving Company or the Surviving Partnership notwithstanding the terms of any employment agreements or other arrangement between the Company and such employees.
          (d) With respect to those employee benefit plans and agreements covering Continuing Employees that may be or become subject to Code Section 409A, from and after the Closing Date, Acquiror shall make, or shall cause the Surviving Company or an Affiliate to make, reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate to prevent excise tax and other tax penalties under Code Section 409A from applying to payments or benefits under such plans or agreements.
          (e) Subject to Section 6.08(a), nothing contained in this Section 6.08 or elsewhere in this Agreement shall be construed to prevent, from and after the Company Merger Effective Time, the termination of employment of any individual employee of the Company or any Subsidiary or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Benefit Plan or other employee benefit plan, program, policy or arrangement in accordance with its terms. Nothing contained in this Section 6.08 or elsewhere in this Agreement shall be treated as an amendment of any particular Benefit Plan.

     6.09 Transfer Taxes. Each of the Acquiror, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock and Partnership LP Units, all Transfer Taxes.
     6.10 Takeover Statutes. The Company, the Partnership and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the Mergers or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the Mergers or any of the other Transactions, take all action necessary to ensure that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Mergers and the other Transactions.
     6.11 Other Events. The Company shall promptly notify Acquiror orally and in writing of (i) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied. The delivery of this notice shall not limit or otherwise affect the remedies available hereunder to a party.
     6.12 Section 754 Election. The Partnership shall make the election described in Section 754 of the Code on its final federal tax return and shall cause each of the entities listed in Section 5.02(n)(v) of the Disclosure Letter to make such an election on its next filed federal tax return.
ARTICLE 7.
ADDITIONAL AGREEMENTS
     7.01 Pre-Closing Dividend. The Partnership and the Company shall declare a dividend/distribution payable to holders of Partnership LP Units (including all LTIP Units) and Company Common Stock, respectively, the record date for which shall be the close of business on the last Business Day prior to the Company Merger Effective Time. The per share amount of such dividend on Company Common Stock (and corresponding per Partnership LP Unit distribution) shall be an amount equal to the Company’s most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Company Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend/distribution is declared.

     7.02 Interim Acquisition Agreement. The parties shall enter into the Interim Acquisition Agreement, in the form attached hereto as Exhibit F, simultaneously with entering into this Agreement.
ARTICLE 8.
CONDITIONS TO CONSUMMATION OF THE MERGER
     8.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
          (a) Company Stockholder Approval. The Company Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the Company Common Stock in accordance with the MGCL and the Company Charter.
          (b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.
          (c) Partnership Merger. With respect to the Company Merger, the Partnership Merger shall simultaneously be consummated in accordance with the terms hereof.
     8.02 Conditions to the Obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary. The obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of the Company and the Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Agreements and Covenants. The Company and the Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, the agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

          (c) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).
          (d) Opinion of Counsel. The Company shall have received a tax opinion of Hunton & Williams LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit E attached hereto, regarding the status of the Company as a REIT under the Code.
          (e) Employment Agreements. The Employment Agreements between Acquiror and each of Oliver T. Carr, III and John A. Schissel, in the form executed by such parties on the date hereof, shall be in full force and effect, unless an individual party to any such agreement shall have become disabled or deceased.
          (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
     8.03 Conditions to the Obligations of the Company and the Partnership. The obligations of the Company and the Partnership to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date, in each case without giving effect to any limitation as to “materiality” or material adverse effect set forth therein.
          (b) Agreements and Covenants. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.
          (c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
ARTICLE 9.
TERMINATION
     9.01 Termination. This Agreement may be terminated at any time prior to the Company Merger Effective Time in writing (the date of any such termination, the “Termination Date”):
          (a) by the mutual written consent of Acquiror and the Company;
          (b) by either the Company or the Acquiror upon written notice to the other party, if:

               (i) any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b)(i) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers;
               (ii) the Mergers shall not have been consummated on or before August 5, 2007 (the “Outside Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.01(b)(ii);
               (iii) upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Stockholder Approval, the Stockholder Approval is not obtained;
          (c) by Acquiror, upon written notice to the Company, if:
               (i) the Company Board makes a Change in Recommendation (or resolves to do so) prior to the Company Stockholders Meeting but only if Acquiror terminates the Agreement prior to the Company Stockholders Meeting;
               (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 6.01;
               (iii) the Company shall have materially breached any of its obligations under Section 6.04;
               (iv) if (u) the Company Board approves, endorses or recommends an Acquisition Proposal, or (v) the Company enters into a definitive agreement relating to an Acquisition Proposal; or
               (v) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, the Company has not commenced to cure such breach or failure within five (5) Business Days after its receipt of written notice thereof from Acquiror; provided, however that the Acquiror is not then in material breach of any of its representations, warranties, covenants or agreements contained herein; or
          (d) by the Company, upon written notice to Acquiror, if Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror has not commenced to cure such breach or failure within five (5) Business Days after its receipt of written notice thereof from the Company or the Partnership; provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained herein; or

          (e) by the Company, if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:
               (i) the Company Stockholder Approval has not yet been obtained;
               (ii) the Company has not materially breached any of its obligations under Section 6.04;
               (iii) the Company Board has determined in good faith, after consultation with its financial advisor, that such agreement constitutes a Superior Proposal and has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law;
               (iv) the Company has notified Acquiror in writing that it intends to enter into such agreement, attaching the most current version of such agreement;
               (v) during the five day period following Acquiror’s receipt of such notice, (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Acquiror to make adjustments to the terms and conditions of this Agreement and the terms of the Company Merger, and (ii) the Company Board shall have determined in good faith, after the end of such five day period, after considering the results of such negotiations and the revised proposals made by Acquiror, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and
               (vi) the Company pays to Acquiror the Buy-Out Payment and Acquiror Merger Expenses determined in accordance with Section 9.03 concurrently with such termination (any purported termination pursuant to this Section 9.01(e) shall be void and of no force or effect unless the Company shall have made such payment).
     9.02 Effect of Termination. In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement, or its officers, directors, subsidiaries or partners, as applicable; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful or knowing breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 6.03, Section 6.06, this Section 9.02, Section 9.03, Section 10.08 and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

     9.03 Buy-out Payment and Expenses.
          (a) Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and Merger Expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such Merger Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that each of Acquiror and the Company shall pay one-half of the Merger Expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement. “Merger Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, approval, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, not to exceed $750,000.
          (b) The Company agrees that if this Agreement shall be terminated:
               (i) by Acquiror or the Company pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iii) or by Acquiror pursuant to Section 9.01(c)(v) (however, only in the event of a termination pursuant to Section 9.01(c)(v) that relates to a breach by the Company of its obligations under Section 6.01 or Section 6.04) and (A) an Acquisition Proposal shall have been made to the Company or publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iii), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within nine (9) months following the Termination Date, the Company enters into a contract with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Acquiror, in consideration for the Acquiror having relinquished its rights under this Agreement, if and when such contract is entered into or the earlier consummation of such Acquisition Proposal occurs, as applicable, the Buy-Out Payment (as defined below), together with reimbursement of Acquiror’s Merger Expenses; provided, however, that for purposes of this Section 9.03(b)(i), Acquisition Proposal shall not include any registered public offering of the Company’s securities, and “50%” shall be substituted for “20%” in the definition of Acquisition Proposal for the following types of transactions: joint ventures, partnerships, non-public offerings of equity securities of the Company or those of any of its Subsidiaries, recapitalizations, reorganizations or share exchanges; or
               (ii) (A) by Acquiror pursuant to Section 9.01(c) other than subclause (v), or (B) by the Company pursuant to Section 9.01(e), the Company shall pay to Acquiror simultaneously with the termination, in consideration for relinquishing its rights under this Agreement, the Buy-Out Payment, together with reimbursement of Acquiror’s Merger Expenses; or

               (iii) by Acquiror pursuant to Section 9.01(c)(v), the Company shall promptly (but in no event, later than two business days after the date of such termination) pay Acquiror an amount equal to Acquiror’s Merger Expenses; or
               (iv) “Buy-Out Payment” means $4,000,000.
          (c) In the event any party is required to commence litigation to seek all or a portion of the amounts payable under this Agreement, or to otherwise enforce any party’s obligations hereunder, the prevailing party in such litigation shall be entitled to receive all expenses (including, without limitation, reasonable attorneys’ fees) which it has incurred in enforcing its rights hereunder. The parties hereto agree that any remedy or amount payable pursuant to this Section 9.03 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.
ARTICLE 10.
GENERAL PROVISIONS
     10.01 Non Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time and the Partnership Merger Effective Time, including the indemnification obligations set forth in Section 6.07.
     10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
          if to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary:
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Nathaniel R. Daly
Fax No.: 212-648-2104
with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Martin H. Neidell
Fax No.: 212-806-7836

if to the Company or the Partnership:
Columbia Equity Trust, Inc.
1750 H Street, NW
Washington, D.C. 20006
Attention: Oliver T. Carr III
Fax No.: 202-303-3078
with copies to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: David C. Wright
Fax No.: 804-788-8218
     10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     10.04 Amendment; Waiver. (a) This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which (i) reduces the Company Merger Consideration, or (ii) by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors (or other similar entity), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     10.05 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Disclosure Letter) constitute, the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.
     10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Persons covered in Section 6.07 and Section 6.08 shall be express third party beneficiaries of such sections following the Company Merger Effective Time and the Partnership Merger Effective Time.
     10.07 Specific Performance; Guarantee. Without limiting or waiving any rights or remedies of any of the parties hereto, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the parties in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the any party and to seek specific performance of the obligations of the parties under this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. shall execute and deliver to the Company and the Partnership the Guarantee of even date herewith in the form attached hereto as Exhibit G, which guarantees all of the obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereunder.
     10.08 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.
     10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.
     10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     10.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SSPF/CET OPERATING COMPANY LLC

By:	/s/ Nathaniel R. Daly

Name:	Nathaniel R. Daly
Title:	VP

SSPF/CET OP HOLDING COMPANY LLC

By:	/s/ Nathaniel R. Daly

Name:	Nathaniel R. Daly
Title:	VP

SSPF/CET OP HOLDING COMPANY SUBSIDIARY by SSPF/CET OP Holding Company LLC, its general partner

By:	/s/ Nathaniel R. Daly

Name:	Nathaniel R. Daly
Title:	VP

COLUMBIA EQUITY TRUST, INC.

By:	/s/ Oliver T. Carr, III

Name:	Oliver T. Carr, III
Title:	Chairman, President and CEO

COLUMBIA EQUITY, L.P.
by Columbia Equity Trust, Inc., its general partner

By:	/s/ Oliver T. Carr, III

Name:	Oliver T. Carr, III
Title:	Chairman, President and CEO

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